Yanglin Soybean (YSYB.OB)
Fourth Quarter and Full Year 2008 Earnings Conference Call
April 13, 2009, 9:00 a.m. EDT

Participants

Mr. Shulin Liu – Chief Executive Officer
Mr. Bode Xu – Chief Financial Officer
Mr. Eddie Cheung – IR, Grayling

Operator

Greetings and welcome to Yanglin Soybean’s fourth quarter and full year 2008 earnings conference call.  At this time, all participants are in a listen-only mode.  A question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host Mr. Eddie Cheung, with Grayling.  Thank you, you may begin.

Eddie

Thank you. Before we start, I would like to remind everyone that this conference call might contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Yanglin’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.  These risks are detailed in Yanglin’s filings with the SEC. The information set forth should be read in light of such risks. Yanglin assumes no obligation to update the information contained in this press release or filings.

Joining us on today's call are Mr. Liu Shulin, chief executive officer, and Mr. Bode Xu, chief financial officer. Mr. Liu, the CEO, will now deliver his opening remarks.  Please go ahead, sir.

Mr. Liu (with translation, paragraph by paragraph)

你好，欢迎各位参加我们2008年全年和第四季度的电话会议。
Hello, and welcome everyone to our fourth quarter and full year 2008 earnings conference call.

我很高兴地向大家宣布，阳霖油脂集团在2008年表现良好。 我们在经营和财务方面表现良好， 与去年相比，我们的销售量增长了62%。我们有效地执行了企业设定的经营 ;战略，并且成功地实现了上述销售增长，并获得了可观的收益。
I am pleased to report that year 2008 was an excellent year for Yanglin Soybean. We delivered a solid operating and financial performance as overall sales grew almost 62% on a year-over-year basis. We demonstrated our ability to execute the business strategy that we lay out for ourselves, and we successfully achieved above market revenue growth and solid profitability.

我们的三个核心产品与去年相比有大幅度地增长， 其中豆粕尤为突出，增长率达到了67%。市场对我们的大豆产品需求量很大，特别是豆粕 ，使得我们扩&# 22823;了总产出量，与去年相比，我们的总产出量超过了42万吨。我们的品牌知名度得到了进一步的提升，与此同时，我们也加强了在中国的分销渠道。我们今年生产的产品基本上销售一空。我们的财政状况是很良好的，到2008年底，我们手中持有超过3千万美金的现金。我们有能力持续获得现金流， 在我们的竞争对手挣扎的时候，这可以使我们处于有利的地位。
All three of our core products grew substantially on a year-over-year basis led by soybean meal, which grew almost 67%. The strong demand for our soybean products, especially for soybean meal, led to the increase of our total processing volume, as we processed more than 420,000 metric tons of soybeans during the year. Our brand recognition continues to improve and our distribution channels are also being strengthened in China. We basically sold everything that we could produce during the year. Our financial position is strong, as we ended the year with a balance of more than $30 million in cash. Our ability to consistently generate cash puts us in a position of strength at a time when many of our competitors are struggling.

尽管当前经济形势不稳定，最近大豆价格和供应量上下波动，但是我们仍然预期国内的大豆市场将保持稳步的增长。作为人口大国，农业是中国工业生产中最重要的组成部分，中国政府会一如既往地把重点放在农业上，并且保持它的稳定增໳ 1;。我们相信政府将通过有利措施，促进农业增长。
Despite the current economic uncertainties, and the near term fluctuations in the prices and supply of soybeans, we expect the domestic soybean market to remain a growth market. As the world’s most populous nation, agriculture represents one of the most important industries in China and one that the Chinese government puts a heavy emphasis on to maintain its growth and stability. We are confident that the Chinese government will support the industry with favorable policies and stimulus measures to ensure its growth.

展望2009年， 阳霖将有一系列推动企业进一步发展的举措。我们将保持和加强我们三大核心产品的市场领先地位。对于产品开发，我们将推广一些高利润、高价值的产品，比如说醇法大豆浓缩蛋白和脱脂ง 0;粉，以此多样化我们的生产线。我们将在企业发展方面做进一步努力。
As we look to 2009, Yanglin has several initiatives to drive our company forward. We will work to maintain and enhance our market leadership in all three of our core products. Looking at product developments, we will introduce a number of higher margins, value-added products such as soy protein concentrates and powdered soy oil to diversify our product line. We will further our efforts in the business development front.

尽管今年初我们可能会遇到一些短期的挑战,由于政府国家储备购买大豆高于市场价格,造成我们原料的成本会增加及供应情况会遇到一些硬化。但实践证明,我们的资产负债表情况良好，&# 25105;们有能力创造强大的现金流，并且开发了一批新产品，以此保持中期和长期的企业增长。我们相信阳霖在2009年会创造可观的利润。
Although we may experience some challenges in the early part of this year, due to the increase in cost of raw materials and hardened supply situation caused by the government’s national reserve purchase at higher than market price, we have a strong balance sheet, a capability to generate a solid operating cash flow, and a stream of near term new product offerings to sustain mid and long-term growth. We believe Yanglin is well positioned for another profitable growth year in 2009.

我对我们公司未来的发展表示期待，并会向大家及时更新公司情况。下面由徐先生发言，他将宣读阳霖2008年全年和第四季度的财务状况。在他发言之后，我们将回答大家的问题。
I look forward to updating you on our progress in the future. With that, let me turn the call over to Mr. Xu, who will review the fourth quarter and full year 2008 financial results. After the prepared financial review, we will come back to take your questions.

Bode

Thank you, Mr. Liu.  I will now review our financial results for the fourth quarter and the full year 2008. I will also update you on some key initiatives that we are working on here at Yanglin.

During the fourth quarter of 2008, total revenue reached $60.5 million, an increase of $11.8 million on a sequential basis, led by the continuing strong sales of our soybean meal products. When compared to the year-ago quarter, revenue declined slightly by about $2.5 million, as the average selling price levels of soybean oil and salad oil in the last quarter of 2008 dropped materially from those in the period a year before. Also we strategically reduced our processing volume and hence the production volume of soybean products during the fourth quarter, as the local purchase price of soybean was pushed up by the national strategic reserve purchase by the government at higher than normal market price, while the price of soybean oil and salad oil lagged behind. During the quarter, revenue for soybean meal reached $41.2 million, and those of soybean oil and salad oil were $14.6 million and $4.7 million respectively. As a percentage of total revenue, soybean meal accounted for about 68%, while soybean oil accounted for 24% and salad oil made up the remaining 8%.

Gross profit for the fourth quarter of 2008 was $6.2 million, as compared to $5.5 million for the same quarter last year, reflecting a 12.7% year-over-year increase. Gross margin for the quarter was 10.3%. This percentage compares favorably to the gross margin of 7.1% achieved in the third quarter of 2008 and the 8.7% in the year-ago quarter.

Total operating expenses for the three months ended December 31, 2008 increased to $3.9 million, from $933,856 in the same period last year. Selling expenses for the fourth quarter of 2008 were $ 69,086 as compared to $ 47,958 in the fourth quarter of 2007. General and administrative expenses for the fourth quarter of 2008 were $3.8 million, as compared to $885,898 in the year-ago quarter. The increase in G&A expenses during the most recent quarter was mainly attributed to a one-time expense item of more than $3 million related to disposal of fixed assets.  Total operating expenses accounted for 6.4% of total revenue in fourth quarter of 2008, as compared to 1.5% in the same period of 2007.

GAAP operating income for the fourth quarter was $2.3 million, as compared with of $4.6 million for the same period in 2007. Non-GAAP operating income excluding the one-time item, or the disposal of fixed assets, was $5.5 million.

As a key leading enterprise in the agriculture industry recognized by the Chinese government, we are exempt from income tax during the quarter and the entire year 2008. Our GAAP net income for the fourth quarter of 2008 totaled $2.3 million, or $0.06 per diluted share, compared to net income of $4.5 million, or $0.13 per diluted share in the same period one year ago. Adjusted non-GAAP net income for the 2008 fourth quarter was $5.5 million, or $0.15 per diluted share.

Now, let’s quickly go over the results of the full year 2008.

Total revenue for the year 2008 reached $250.7 million, an increase of $95.5 million, or 61.5% when compared to the year 2007. All three of our core products experienced significant year-over-year growth. Revenue for soybean meal reached $154.5 million, growing by 67% on a year-over-year basis. Revenue for soybean oil and salad oil were $70.4 million and $25.8 million, respectively. Revenue of soybean oil grew by 50% year-over-year while that of salad oil grew by 66% on a year-over-year basis. As a percentage of total revenue, soybean meal accounted for about 62%, while soybean oil accounted for 28% and salad oil made up the remaining 10%.

As Mr. Liu mentioned earlier, we processed over 420,000 metric tons of soybean during the year 2008, as compared with 385,000 metric tons of soybean processed during 2007. During 2008, we produced 337,870 tons of soybean meal, 52,994 tons of soybean oil and 18,038 tons of salad oil. We basically sold everything that we produced in 2008.

Gross profit for the year 2008 was $20.9 million, as compared to $12.6 million for the year 2007, reflecting a 65.3% year-over-year increase. Gross margin for the year was 8.3%, as it remained relatively stable when compared to 8.1% recorded during the year 2007.

Total operating expenses for the year 2008 increased to $5.8 million, from $2.0 million for the year 2007. Selling expenses for the year 2008 were $249,812 as compared to $146,411 in the year 2007. General and administrative expenses for the year 2008 were $5.6 million, as compared to $1.8 million for the year 2007. Again, we recorded a one-time non-recurring expense of more than $3 million related to the disposal of fixed assets, thus inflated our G&A expenses for the year.

As mentioned earlier, we enjoyed a tax holiday during the entire year of 2008. We will continue to enjoy the tax exempt status for the calendar year 2009; then our tax exempt status is up for review at the end of 2009. However, given the size of our operations and the leading status we enjoy within the soybean industry, we believe we will continue to receive favorable tax treatment from local and central government going forward.

Our GAAP net income for the full year 2008 totaled $14.4 million, compared to $10.3 million in the last year. GAAP earnings per share on a fully diluted basis were $0.38 compared with $0.07 for the year 2007. Adjusted non-GAAP net income for the year 2008 totaled $17.6 million, or $0.47 per diluted share. The weighted average number of shares on fully diluted basis increased by 11% to about 37.76 million shares in the year 2008 versus 34 million shares in the year 2007.

The Company's balance sheet as of December 31, 2008 included cash and cash equivalents of $30.4 million, compared with $9.2 million at December 31, 2007. We have minimal receivables as most sales are made on a cash basis and customers usually make payment in advance. Total short-term loan was reduced to $6.7 million from $12.3 million. The Company has net working capital of $37.1 million versus $20.2 million at December 31, 2007. Total shareholders' equity increased to $72.9 million as compared to $54.7 million on December 31, 2007.

Net cash provided by operating activities reached $30.8 million in the year ended December 31, 2008.

I will now share with you some of Yanglin’s objectives for 2009. First of all, we will look to maximize our sales potential by assessing the initiative to continue to increase our processing volume. We will formally introduce some value-added soybean products with higher margins later in the year to diversify and bolster our existing products. We will be opportunistic as we leverage our strong balance sheet to focus on future business developments.

We thank you for your interest and support for Yanglin Soybean. we can now begin to take your questions. Operator?

Operator

Thank you.  Ladies and gentlemen, we will be conducting a question-and-answer session.  If you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset, before pressing the * keys.  One moment please, while we poll for questions.

Once again, please press *1 to ask a question at this time.

Q&A SESSION

Operator

Thank you.  There are no further questions at this time.  I will turn the conference back to management for closing comments.

Eddie

Thank you for joining us on Yanglin Soybean’s fourth quarter and full year 2008 earnings conference call. We look forward to updating you on our first quarter 2009 results. Feel free to get in touch with us anytime if you have further questions, concerns or comments. Thank you.